UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )
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Soliciting Material under §240.14a-12

Valmont Industries, Inc.

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NOTICE OF THE 2021 ANNUAL MEETING OF THE STOCKHOLDERS
AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING
Place:
Valmont Industries, Inc. Headquarters
One Valmont Plaza
Omaha, Nebraska 68154-5215

Time:
1:00 p.m. Central Daylight Time

Date:
April 27, 2021

Items of Business:
1.
Electing four directors of the Company to three-year terms;

2.
Advisory approval of the Company’s executive compensation;

3.
Ratifying the appointment of Deloitte & Touche LLP as independent auditors for fiscal 2021; and

4.
Consider and act upon such other business that may properly come before the meeting.

The record date for determining which shareholders may vote at this meeting is March 1, 2021.
We are distributing our proxy materials to our shareholders primarily over the Internet. We believe that this e-proxy process should expedite shareholders’ receipt of proxy materials, while also lowering the costs and reducing the environmental impact of our annual meeting. On March 16, 2021, we mailed to many of our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report and vote online. Those shareholders who do not receive such a Notice, including shareholders who have previously requested to receive paper copies of proxy materials, will receive a copy of the proxy statement, proxy card, and annual report by mail. The proxy statement contains instructions on how you can (i) receive a paper copy of the proxy statement, proxy card, and annual report, if you only received a Notice by mail, or (ii) elect to receive your proxy statement, proxy card, and annual report over the Internet next year, if you received them by mail this year.
We will provide a live audio webcast of the meeting beginning at 1:00 p.m. Central Daylight Time on April 27, 2021. The webcast will provide the audio portion of the meeting only. The webcast does not constitute attendance, but will provide shareholders who cannot attend an opportunity to receive timely audio of the meeting. To listen to the meeting by telephone, please dial 1-877-407-6184 or 1-201-389-0877 (no Conference ID is needed), or point your browser to investors.valmont.com.
Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may vote by signing, dating and mailing the proxy card in the envelope provided. Instructions regarding these three methods of voting are contained on the Notice and the proxy card. If you hold your shares through an account with a brokerage firm, bank, or other nominee, please follow the instructions you receive from them to vote your shares.
We look forward to seeing you at our annual meeting.
Sincerely,
R. Andrew Massey
Vice President, Chief Legal Officer and
Corporate Secretary

PROXY STATEMENT SUMMARY
TIME AND PLACE OF THE ANNUAL MEETING
When: Tuesday, April 27, 2021 at 1 p.m. Central Daylight Time
Where: Valmont Headquarters, Omaha Nebraska
MEETING AGENDA
Voting Matters	Board Recommendation	Page
Election of Four Director Nominees	FOR	5
Advisory Vote on Executive Compensation	FOR	39
Ratification of Appointment of Independent Auditors	FOR	41
HOW TO VOTE
We encourage you to vote at your earliest convenience, by one of the following means, before the Annual Meeting
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By visiting proxyvote.com on the Internet through your computer or mobile device,

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By calling 1-800-690-6903, or

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By signing, dating and returning your proxy card, if you receive your proxy materials by mail.

Pleased vote as soon as possible, even if you plan to attend the 2021 Annual Meeting.

PROXY STATEMENT
To Our Shareholders:
The board of directors of Valmont Industries, Inc. solicits your proxy in the form enclosed for use at the annual meeting of shareholders to be held on Tuesday, April 27, 2021, or at any adjournments thereof.
At the close of business on March 1, 2021, the record date for shareholders entitled to notice of and to vote at the meeting, there were outstanding 21,263,503 shares of the Company’s common stock. There were no preferred shares outstanding. All holders of common stock are entitled to one vote for each share of stock held by them.
We will provide a live audio webcast of the meeting beginning at 1:00 p.m. Central Daylight Time on April 27, 2021. The webcast will provide the audio portion of the meeting only. The webcast does not constitute attendance, but will provide shareholders who cannot attend an opportunity to receive timely audio of the meeting. To listen to the meeting by telephone, please dial 1-877-407-6184 or 1-201-389-0877 (no Conference ID is needed), or go to investors.valmont.com, where a link will provide for access to the audio of the meeting.
The presence of a majority of the outstanding common stock represented in person or by proxy at the meeting will constitute a quorum. Shares represented by proxies that are marked “abstain” will be counted as shares present for purposes of determining the presence of a quorum. Proxies relating to “street name” shares that are voted by brokers on some matters will be treated as shares present for purposes of determining the presence of a quorum, but will not be treated as shares entitled to vote at the annual meeting on those matters as to which authority to vote is withheld by the broker (“broker non-votes”). Please note that if you hold your shares through a broker, your broker may not vote your shares on certain matters in the absence of your specific instructions as to how to vote. In order for your vote to be counted, please make sure that you submit your vote to your broker.
Election of the four director nominees requires the affirmative vote of a majority of the votes cast for the election of directors at the annual meeting. Votes may be cast in favor of or withheld with respect to all of the director nominees, or any of them. Abstentions and broker non-votes are not treated as votes cast and therefore will not affect the outcome of the election of directors. An incumbent director nominee who receives a greater number of votes “withheld” than “for” in an election is required to tender his resignation to the board, and the resignation will be accepted or rejected by the board as more fully described in Election of Directors.
The ratification of the appointment of the auditors and the approval of the advisory say-on-pay resolution on executive compensation will be decided by the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. Abstentions will be counted; they will have the same effect as a vote against the matter. Broker non-votes will be disregarded.
Any shareholder giving a proxy may revoke it before the meeting whether delivered by telephone, Internet or through the mail, by using the telephone voting procedures, the Internet voting procedures or by mailing a signed instrument revoking the proxy to: Corporate Secretary, Valmont Industries, Inc., One Valmont Plaza, Omaha, Nebraska 68154-5215. To be effective, a mailed revocation must be received by the Corporate Secretary before the date of the meeting and a telephonic or Internet revocation must be submitted by 11:59 p.m. Eastern Time on April 26, 2021. A shareholder may attend the meeting in person and at that time withdraw the proxy and vote in person.
As permitted by Securities and Exchange Commission rules, Valmont is making this proxy statement and its annual report available to its stockholders electronically via the Internet. On March 16, 2021, we mailed to many of our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our annual report and to vote online. If you received such a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

The Securities and Exchange Commission’s rules permit us to deliver a single Notice or set of this proxy statement and our annual report to one address shared by two or more of our shareholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one Notice or set of this proxy statement and our annual report to multiple shareholders who share an address, unless we received contrary instructions from such shareholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice or a set of this proxy statement and our annual report, as requested, to any shareholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Notice or this proxy statement and our annual report, contact Broadridge Financial Solutions, Inc. at 1-800-579-1639 or by email at sendmaterial@proxyvote.com.
The cost of solicitation of proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to their principals, will be borne by the Company.

Certain Shareholders
The following table sets forth, as of March 1, 2021, the number of shares beneficially owned by (i) persons known to the Company to be beneficial owners of more than 5% of the Company’s outstanding common stock, (ii) executive officers named in the summary compensation table, (iii) directors, and (iv) all directors and executive officers as a group.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership March 1, 2021(1)	Percent of Class(2)
The Vanguard Group(3) 100 Vanguard Boulevard Malvern, PA 19355	1,869,972	8.8%
BlackRock, Inc.(4) 40 East 52nd Street New York, NY 10022	1,731,304	8.1%
Mogens C. Bay(5)	209,660	1.0%
Walter Scott, Jr.	137,734
Kaj den Daas	8,978
Clark T. Randt, Jr.	8,629
Daniel P. Neary	21,734
J. B. Milliken	7,921
Catherine James Paglia	7,733
Theo W. Freye	4,700
Richard A. Lanoha	573
Ritu Favre(6)	0
Joan Robinson-Berry(6)	0
Stephen Kaniewski	64,449
Mark C. Jaksich	54,358
Avner Applbaum(6)	327
Aaron M. Schapper	12,978
Claudio Laterreur	1,294
Diane Larkin(6)	0
All Executive Officers and Directors as Group (21 persons)	508,429	2.4%

(1)
Includes shares which the directors and executive officers have, or within 60 days of March 1, 2021 will have, the right to acquire through the exercise of stock options, as follows:

Shares
Mr. Kaniewski	43,167
Mr. Schapper	8,822
Mr. Laterreur	657
All Executive Officers and Directors as a Group (21 persons)	61,928
Includes 327 restricted stock units for Mr. Applbaum which will vest within 60 days of March 1, 2021. Includes 573 restricted stock units for Mr. Lanoha and 1,147 restricted stock units for each of the other directors (other than director Kaniewski) which will vest within 60 days of March 1, 2021. Includes 25,361 shares for Mr. Jaksich which may be acquired through the exercise of options.
(2)
Unless otherwise indicated, beneficial ownership of any named individual does not exceed 1% of the outstanding shares of common stock.

(3)
Based on a Schedule 13G filed by The Vanguard Group with the Securities and Exchange Commission on February 10, 2021.

(4)
Based on a Schedule 13G filed by BlackRock, Inc. with the Securities and Exchange Commission on
February 1, 2021.

(5)
Three individuals, including Mr. Bay, together direct the voting of 250,000 shares owned by the Robert B. Daugherty Foundation.

(6)
Ms. Favre and Ms. Robinson-Berry joined the Company’s board of directors on September 18, 2020. Avner Applbaum joined the Company as Executive Vice President and Chief Financial Officer on March 30, 2020. Diane Larkin joined the Company as Executive Vice President, Global Operations on June 29, 2020.

ITEM 1:   BOARD OF DIRECTORS AND ELECTION OF DIRECTORS
The Company’s board of directors is currently composed of twelve members. The board is divided into three classes and each class serves for three years on a staggered term basis.
Four directors have terms of office that expire at the 2021 annual meeting: Messrs. Neary, Freye, Kaniewski and Ms. Robinson-Berry. These four individuals have been nominated by the board of directors, upon recommendation of the Governance and Nominating Committee, for re-election to three-year terms.
Five directors have joined the board since June 2015. Two directors who were identified by an independent third party search firm joined the board in 2020.
The Company bylaws provide that directors are elected by the affirmative vote of a majority of the votes cast with respect to the director at the meeting, unless the number of nominees exceeds the number of directors to be elected (a contested election), in which case directors will be elected by the vote of a plurality of the shares present and entitled to vote at the meeting. If a nominee is not elected and the nominee is an incumbent director, the director is required to promptly tender his resignation to the board. The Governance and Nominating Committee will consider the tendered resignation and recommend to the board whether to accept or reject the resignation or whether other action should be taken. The board will act on the tendered resignation and publicly disclose its decision within 90 days from the certification of the election results. The director who tenders his resignation will not participate in the Committee’s recommendation or the board action regarding whether to accept or reject the tendered resignation.
The Company’s policy on director retirement, as expressed in the Corporate Governance Principles, provides that a director will not be nominated to a new term if he or she would be over age 75 at the time of election. The board evaluated its skill needs and concluded not to apply the policy to Mr. Scott, a highly-experienced director who is Chairman of the Audit Committee in connection with the 2020 director elections.
The shares represented by the enclosed proxy will be voted for the election of the nominees named above. In the event any of such nominees becomes unavailable for election, the proxy holders will have discretionary authority to vote the proxies for a substitute. The board of directors has no reason to believe that any such nominee will be unavailable to serve.
The following discussion provides information about the four nominees, and the eight directors whose terms expire in 2022 and 2023, including ages, years of service, business experience, and service on other boards of directors within the past five years. Information is also provided concerning each person’s specific experience, qualifications, attributes or skills that led the board to conclude that the person should serve as a director of the Company.
NOMINEES FOR ELECTION — Terms Expire 2024
Daniel P. Neary Director Since: December 2005 Board Committees: Audit Committee Human Resource Committee (Chairman)
Mr. Neary, age 69, was a member of the board of directors of Mutual of Omaha (full service and multi-line provider of insurance and financial services) until retirement effective January 2021. Mr. Neary served as CEO of Mutual from 2004-2015 and as Chairman until January 2018. Mutual of Omaha’s revenues were in excess of $10 billion in 2019. He was previously President of the Group Insurance business unit of Mutual of Omaha. Mr. Neary’s training as an actuary and knowledge of the financial services industry provides valuable background for board oversight of the Company’s accounting matters. His experience in strategic development and risk assessment for the Mutual of Omaha insurance companies are well suited to membership on Valmont’s board of directors.

Theo Freye Director Since: June 2015 Board Committees: Governance and Nominating Committee
Mr. Freye, age 71, retired in October 2014 as CEO of CLAAS KgaA, a $4.5 billion family owned agricultural machinery firm headquartered in Germany. Mr. Freye, a citizen of Germany, has more than 30 years of international machinery experience. He holds a Master’s Degree in Mechanical Engineering and a Ph.D. in Agricultural Science. His extensive international business experience and engineering background provides value to the Valmont board of directors.

Stephen G. Kaniewski Director Since: January 2018
Mr. Kaniewski, age 49, has been Chief Executive Officer of the Company since January 2018. He was President and Chief Operating Officer of the Company from October 2016 through December 2017. Prior to that he was Group President of Valmont’s Utility Support Structures Segment. Mr. Kaniewski joined Valmont in 2010 as Vice President, Information Technology and also has held the position of Vice President, Global Operations for the Irrigation Segment. Mr. Kaniewski’s duties in various Company operating positions provides valuable knowledge and experience of the Company’s operations and strategies.

Joan Robinson-Berry Director Since: September 2020 Board Committees: Human Resources Committee
Ms. Robinson-Berry, age 61, retired in July 2019 as Vice President, Chief Engineer, Boeing Global Services. Ms. Robinson-Berry served as Vice President, Engineering, Boeing Global Services (2018-2019), Vice President, General Manager, Boeing South Carolina (2016-2018), and Vice President, Chief Procurement Officer, Boeing Shared Services Group (2012-2016). Ms. Robinson-Berry holds a Masters of Science in Engineering Management and Business Administration and has over 35 years of global and domestic experience in engineering, operations, supply management and program management. Ms. Robinson-Berry was responsible for product and product services safety, technical integrity and engineering for a $22 billion business unit of Boeing. Her engineering and operations experience make her well qualified as a member of Valmont’s Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE ABOVE NOMINEES.
CONTINUING DIRECTORS — Terms Expire 2023
Mogens C. Bay Director Since: October 1993 Chairman of the Board
Mr. Bay, age 72, has been non-executive Chairman of the Company since January 2019. He served as Executive Chairman of the Company during 2018. He was Chairman and Chief Executive Officer of the Company from January 1997 through December 2017, and President and Chief Executive Officer of the Company from August 1993 through December 1996. Mr. Bay previously served as a director of Peter Kiewit Sons’, Inc. and of ConAgra Foods, Inc. Mr. Bay holds dual United States and Danish citizenship. Mr. Bay’s 40 years of experience with Valmont provides an extensive knowledge of Valmont’s operating companies and its lines of business, its long-term strategies and domestic and international growth opportunities.

Walter Scott, Jr., Director Since: April 1981 Board Committees: Audit Committee (Chairman)
Mr. Scott, age 89, previously served as Chairman of the Board and President of Peter Kiewit Sons’, Inc. Mr. Scott was Chairman of Level 3 Communications from 1998-2014. Mr. Scott is a director of Berkshire Hathaway, Inc. and Berkshire Hathaway Energy. He previously served as a director of Commonwealth Telephone Enterprises and Burlington Resources. Mr. Scott is a civil engineer with management experience of infrastructure construction operations at Kiewit. His extensive board experience provides a valuable resource of strategic and oversight input to the Valmont board of directors.

Clark T. Randt, Jr. Director Since: February 2009 Board Committees: Governance and Nominating Committee
Ambassador Randt, age 75, is currently President of Randt & Co. LLC (business consulting) and lived and worked in Asia for more than thirty-five years. Ambassador Randt served as the United States Ambassador to the People’s Republic of China from July 2001 to January 2009. He currently serves as a director of Qualcomm Incorporated, Wynn Resorts Ltd. and United Parcel Service, Inc. Ambassador Randt was formerly a partner with the international law firm of Shearman & Sterling in Hong Kong where he headed the firm’s China practice. Ambassador Randt is a member of the New York bar association and was admitted to the Hong Kong bar association and has over 25 years of experience in cross-border corporate and finance transactions. He is a member of the Council on Foreign Relations. His international experience and knowledge of Asian business operations and experience with U.S. investment in China serves the Company well as it expands its operations in Asia.

Richard A. Lanoha Director Since: October 2019 Board Committees: Human Resources Committee
Mr. Lanoha, age 53, has been President and Chief Executive Officer of Peter Kiewit Sons’ Inc. and Kiewit Corporation since January 2020. He was President and Chief Operating Officer of Kiewit 2016-2019. He was President of Kiewit Energy Group 2012-2016 and Executive Vice President of Kiewit Industrial Group responsible for Kiewit Energy and Kiewit Power divisions of Kiewit 2010-2012. Kiewit’s revenues were in excess of $10 billion in 2019. Mr. Lanoha has management experience of infrastructure construction operations at Kiewit and his experience provides a valuable resource of strategic and oversight input to the Valmont board of directors.

CONTINUING DIRECTORS — Terms Expire in 2022
Kaj den Daas Director Since: October 2004 Board Committees: Governance and Nominating Committee Audit Committee
Mr. den Daas, age 71, was CEO of Quality Light Source until March 2018. He transitioned into a non-executive position in the holding company QL Light Source Company Ltd. (manufacturer and marketer of LED lamps) in April 2018. He was CEO of Quality Light Source, LLC from October 2017 to March 2018; and CEO of TCP International Holdings, Ltd. from July 2015 to October 2016. Mr. den Daas retired in 2009 as Executive Vice President of Philips Lighting B.V. of the Netherlands (manufacturer of lighting fixtures and related components) and Chairman of its North American Lighting Operations. Mr. den Daas was responsible for oversight of the manufacturing, distribution, sales and marketing of Philips products in the United States, Canada and Mexico, with prior Philips experience in the Asia Pacific area. He previously served on the board of directors of Lighting Science Group Corp. Mr. den Daas, a citizen of the Netherlands, has more than 35 years of international experience in the lighting industry. His extensive international business experience provides value to the Valmont board of directors.

James B. Milliken Director Since: December 2011 Board Committees: Governance and Nominating Committee (Chairman) Audit Committee
Mr. Milliken, age 64, is Chancellor of the University of Texas System which enrolls over 235,000 students and has an annual budget of over $20 billion. He was Chancellor of the City University of New York from June 2014 to May 2018. Mr. Milliken was President of the University of Nebraska from August 2004 to May 2014. Mr. Milliken has a law degree from New York University and practiced law on Wall Street before his academic career. He has led the development of research and education programs in China, India, Brazil and other countries. He is a member of the Council on Foreign Relations and the Executive Committee on the Council on Competitiveness. He has chaired commissions on innovation and economic competitiveness for the Association of Public and Land-grant universities and the Council on Competitiveness. Mr. Milliken’s experience in managing large organizations which work closely with business and industry and in countries around the world provides value to the Valmont board of directors as the Company grows internationally.

Catherine James Paglia Director Since: February 2012 Board Committees: Human Resources Committee Audit Committee Lead Director
Ms. Paglia, age 68, has been a director of Enterprise Asset Management, Inc., a New York based privately-held real estate and asset management company since September 1998. Ms. Paglia previously spent eight years as a managing director at Morgan Stanley, ten years as a managing director of Interlaken Capital, and served as chief financial officer of two public corporations. Ms. Paglia serves on the board of directors of the Columbia Funds and is a member of the board of trustees of the Carnegie Endowment for International Peace. Her extensive Wall Street experience and prior service as a chief financial officer of public companies provide an excellent background for membership on Valmont’s Audit Committee.

Ritu Favre Director Since: September 2020 Board Committees: Governance and Nominating Committee
Mr. Favre, age 52, is the Executive Vice President and General Manager of Semiconductor and Electronics; Aerospace, Defense, and Government; and Transportation Business Units at National Instruments since January 2021. Prior to that she was the Senior Vice President and General Manager of the Semiconductor Business at National Instruments. She was the Chief Executive Officer NEXT Biometrics (2017-2019) and the Senior Vice President, Biometrics Products Division, Synaptics (2014-2016). Ms. Favre has origins in the County of India. Ms. Favre previously served on the Board of Directors of Cohu, Inc., a public semiconductor manufacturing company. Ms. Favre holds a Master of Science in Electrical Engineering and has 30 years of experience specializing in the development and management of technology solutions. Her engineering, technology, information security and related management experience provides a valuable resource of strategic input to the Valmont Board of Directors.

Board Committees
The Board has the following standing committees: Audit, Human Resources, and Governance and Nominating.
Audit Committee
The members of the Audit Committee during 2020 were directors Scott (Chairman), den Daas, Neary, Paglia and Milliken. All members of the Audit Committee are independent within the meaning of the Company’s Corporate Governance Principles and the listing standards of the NYSE. The board has determined that all members of the Audit Committee are qualified as audit committee financial experts within the meaning of SEC regulations. The Audit Committee acts under a written charter, adopted by the board of directors, a copy of which is available on the Company’s website. The report of the Audit Committee is included in this proxy statement.
The Audit Committee met six times during 2020. The Audit Committee assists the board by reviewing the integrity of the financial statements of the Company; the qualifications, independence and performance of the Company’s independent auditors and internal auditing department; and compliance by the Company with legal and regulatory requirements. The Committee also oversees the Company’s risk with respect to operational, compliance and financial matters including legal, insurance, information technology and cybersecurity matters. The Audit Committee has sole authority to retain, compensate, oversee and terminate the independent auditor. The Audit Committee reviews the Company’s annual audited financial statements, quarterly financial statements, and filings with the Securities and Exchange Commission. The Audit Committee reviews reports on various matters, including critical accounting policies of the Company, significant changes in the Company’s selection or application of accounting principles, and the Company’s internal control processes. The Audit Committee pre-approves all audit and non-audit services performed by the independent auditor. The Audit Committee has a written policy with respect to its review and approval or ratification of transactions between the Company and a director, executive officer or related person. The Audit Committee reviews and approves or disapproves any material related person transaction, i.e., a transaction in which the Company is a participant, the amount involved exceeds $120,000, and a director, executive officer or related person has a direct or indirect material interest. The Audit Committee reports to the board of directors any such material related person transaction that it approves or does not approve.
Human Resources Committee
The members of the Human Resources Committee during 2020 were directors Neary (Chairman), Paglia, Lanoha, and Robinson-Berry. All members of the Human Resources Committee are independent within the meaning of the Company’s Corporate Governance Principles and the listing standards of the NYSE. The Human Resources Committee acts under a written charter, adopted by the board of directors, a copy of which is available on the Company’s website. The report of the Human Resources Committee is included in this proxy statement.
The Human Resources Committee met four times during 2020. The Human Resources Committee assists the board in fulfilling its responsibilities relating to compensation of the Company’s directors, executive officers and other selected employees. The Committee has responsibility for reviewing, evaluating and approving compensation plans, policies and programs for such persons. The Committee oversees the Company’s risk with respect to human capital resources and compensation matters; the Committee also oversees and receives reports on labor practices, human rights policies, employee health and safety, and employee diversity and inclusion. The Human Resources Committee annually reviews and approves corporate goals and objectives for the chief executive officer’s compensation and evaluates the chief executive officer’s performance in light of those goals and objectives. The Human Resources Committee, together with the other independent directors, determines the chief executive officer’s compensation. The Committee also approves incentive compensation plans and equity-based plans for executive officers and other selected employees. The Committee reviews the Company’s management level organization and programs for management development and succession planning and reviews reports from management on human resources topics as determined by the Committee. The Human Resources Committee has established stock ownership and retention guidelines for company officers, which are described in this proxy statement in Corporate Governance — Governance Actions. The board, upon recommendation of the Human Resources

Committee, has established stock ownership guidelines for Company directors, which are described in this proxy statement in Corporate Governance — Governance Actions.
The Human Resources Committee has the authority to retain the services of independent consultants and other experts to assist in fulfilling its responsibilities. The Committee has engaged the services of Frederic W. Cook & Co., Inc. (FW Cook), a national executive compensation consulting firm, to review and provide recommendations concerning all of the components of the Company’s executive compensation program. FW Cook performs services solely on behalf of the Committee and does not perform any services for the Company. The Committee has assessed the independence of FW Cook pursuant to SEC rules and concluded that no conflict of interest exists that would prevent FW Cook from independently representing the Committee.
Governance and Nominating Committee
The members of the Governance and Nominating Committee during 2020 were directors Milliken (Chairman), Randt, Freye, den Daas and Favre. All members of the Governance and Nominating Committee are independent within the meaning of the Company’s Corporate Governance Principles and the listing standards of the NYSE. The Governance and Nominating Committee acts under a written charter, adopted by the board of directors, a copy of which is available on the Company’s website.
The Governance and Nominating Committee met seven times during 2020 including three meetings focused on identifying and selecting new directors. The Governance and Nominating Committee assists the board by (1) recommending to the board Corporate Governance Principles for the Company, (2) identifying qualified candidates for membership on the board, proposing to the board a slate of directors for election by the shareholders at each annual meeting, and proposing to the board candidates to fill vacancies on the board and (3) overseeing the Company’s risk with respect to governance structure and related matters, including stockholder engagement and sustainability. The Committee also oversees Board leadership, Board succession and sustainability matters, including climate change, energy management, water standards, and carbon management. The Committee coordinates the annual self-evaluation by the directors of the board’s performance, the CEO’s performance and the annual performance evaluation by each committee of the board. The Committee oversees the Company’s process for consideration of nominees to the Company’s board of directors. The process is described in Director Nomination Process.

GOVERNANCE, HUMAN CAPITAL AND SUSTAINABILITY HIGHLIGHTS
The Board of Directors has oversight responsibility for risks affecting the Company. The Board has delegated risk oversight with respect to operational, compliance and financial matters, including legal, insurance, cybersecurity and information technology risk, to the Audit Committee. The Board has delegated risk oversight with respect to compensation matters and human capital resource matters to the Human Resources Committee; the Committee also oversees and reviews Company reports on labor practices, human rights policies, employee health and safety, and employee diversity and inclusion. The Board has delegated risk oversight with respect to governance structure related matters, including stockholder engagement and sustainability, to the Governance and Nominating Committee; the Committee oversees board leadership and succession, and oversees sustainability matters, including climate change, energy management, water standards and carbon management.
Corporate Governance Highlights
Director Independence and Board Leadership
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Ten of twelve directors are independent.

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All Board committees are fully independent.

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Lead independent director presides at executive sessions of the independent directors.

Board Refreshment & Diversity
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Four directors have joined the Board since January 2018, and five since June 2015.

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There is an established retirement age for directors.

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Three directors are women, including one African American and one with origins to the country of India. Four directors were born outside of the United States and three currently have non-U.S. citizenship or dual citizenship.

Governance Best Practices
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The Board has established a majority voting system for the election of directors.

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Directors and executive officers required to hold shares at multiples of their salaries or retainer.

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The Executive compensation recoupment policy requires reimbursement of incentive compensation based on restatement of financial statements due to material non-compliance with financial reporting requirements.

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Directors, executive officers and corporate officers are prohibited from engaging in pledging or hedging of Company stock.

Human Capital Resources Highlights
Workforce and Policies
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The Human Resources Committee receives periodic reports on workforce profile; recruiting, retention, advancement and compensation; and employee wellbeing and engagement, safety and health and welfare benefits.

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The Code of Business Conduct requires each employee to treat each other fairly and emphasizes diversity and inclusion.

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There are approximately 5,800 employees in the United States and approximately 4,800 employees outside the United States.

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The Human Rights Policy, published on the website, requires equal opportunity and fair treatment. Policy prohibits discrimination on the basis of age, race, disability, ethnicity, marital or family status, origin, religion, gender, sexual orientation, vender status or gender identity.

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There is an international whistleblower system implemented for all global employees.

Recruitment, Retention and Advancement
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The Compensation program provides competitive base salaries, annual performance-based incentives for many employees, and equity grants to over 250 employees annually. Employees are eligible for a wide range of health and welfare benefits, including health insurance and retirement plans.

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All qualified applicants receive consideration for employment. The Company receives over 33,000 applications for roughly 2,000 open positions each year. During 2020, approximately 40% of our new positions were filled from within and an additional 30% were filled by referrals from current employees.

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Board of Directors annually reviews highly performing and high potential talent, diverse talent and a succession plan for critical roles.

Safety
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We are committed to creating a culture where a healthy and safe workplace is recognized by everyone as essential to our success.

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The Human Resource Committee receives periodic safety reports, including total recordable incident rates and lost time incident rates by each segment and for the Company in the aggregate.

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We have implemented a Health and Safety Playbook with six primary areas of focus.

Sustainability Highlights
Overview
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CEO Kaniewski statement:

Valmont’s sustainability strategy is encapsulated in our Commitment to Corporate Sustainability, our Sustainability White Paper, and continuous input from our stakeholders. Our dedication to Corporate Responsibility is reflected in our Company’s tagline of more than 20 years — “Conserving Resources and Improving Life”.
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The Sustainability Commitment, Sustainability Report, and Global Reporting Initiative G4 Sustainability Report are published on our website. We also publish on our website data at investors.valmont.com relating to energy consumption, water usage, waste, emissions and greenhouse gas emissions.

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Valmont’s sustainability initiative was launched in 2015, with measurements focused on electricity, hazardous and non-hazardous waste, combusting fuel, and water usage.

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In 2020, Valmont added a climate change statement to its website, reported on Scope I emissions and the Company’s carbon footprint. The Company also implemented an electric vehicle program, collected Scope II emissions data, and assessed global combustion fuel goals.

Operations
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We strive to improve our use of raw materials, energy and water in the manufacture of our products and provision of our services, and we work to reduce emissions, discharges and wastes that our operations generate.

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Our solar energy and infrastructure products play an important role in the transition to a clean energy economy.

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Our lighting, traffic, sign structures and smart pole products support the decongestion of traffic flows and reduction of auto emissions.

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Our wireless communication products help bring reliable high-speed broadband connectivity to both rural and urban areas.

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Our irrigation systems promote the efficient use of water worldwide.

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Our coatings process extends the lifespan of steel structures, allowing for increased protecting from weather events and less maintenance throughout the life of the structure.

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The Daugherty Water for Food Institute, initially funded by Valmont’s founder, is organized to improve water management in agriculture and food systems to ensure sustainable food and water security in the face of population increases and a changing climate.

Climate Change
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We believe our electricity distribution infrastructure products, solar products, and irrigation systems for the efficient use of water for agriculture, all positively respond to the effects of climate change.

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The Board gets periodic reports by the business leadership teams which include information on innovation required to existing products to withstand changing climate conditions and extreme weather events and changes in product preferences due to climate change.

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The Board receives periodic reports with respect to sustainability goals and initiatives, including climate change reports and communications.

Information Technology and Cyber Security
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Our information security program covers a range of cybersecurity activities with a primary objective of maintaining the confidentiality, integrity and availability of information in our business.

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The Audit Committee receives regular reports on Valmont’s risk and compliance with respect to information technology, cybersecurity and security performance.

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Valmont measures its security performance against the Center for Internet Security Framework.

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Risk mitigation activities include testing, talent acquisition, quarterly employee training, improved infrastructure and network, enhanced policies and procedures.

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Valmont has not experienced a material information security breach in the past three years.

Corporate Governance
Valmont is committed to having strong corporate governance principles. The board of directors believes such principles are essential to the effective operation of Valmont’s businesses and to maintaining Valmont’s integrity in the marketplace.
Overview
The board of directors has adopted corporate governance principles which are set out in the “Investor Relations” section of the Company’s website at investors.valmont.com. The following corporate governance documents also appear on the Company’s website and these documents and the Company’s Corporate Governance Principles are available in print to any shareholder upon request to the Corporate Secretary:
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Code of Business Conduct

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Code of Ethics for Senior Officers

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Audit Committee Charter

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Human Resources Committee Charter

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Governance and Nominating Committee Charter

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Procedures for bringing concerns or complaints to the attention of the Audit Committee

The board met six times over seven days during 2020. All directors attended at least 75% of all board meetings and all meetings of Committees on which the director served. Directors are encouraged to attend the annual shareholders’ meeting and all Company directors attended the 2020 annual shareholders’ meeting. The board of directors periodically reviews the Corporate Governance Principles and any changes are communicated to shareholders by posting them on the Company’s website.

Board Leadership Structure and Risk Oversight
The board’s leadership structure in 2020 consisted of a Non-Executive Chairman and a Lead Director. Mr. Bay became non-executive Chairman in 2019. All board members have substantial business experience and all board members, with the exception of the Chief Executive Officer and the Non-executive Chairman, are independent within the meaning of the Company’s corporate governance principles and the NYSE Listing Standards. The Company’s independent directors meet in executive session without management present at every board meeting. The Chief Executive Officer periodically updates the board on succession planning for key officers and the board reviews CEO succession planning in detail annually at its July meeting.
The board has established the position of Lead Director. The position is currently filled by independent director Catherine James Paglia. The lead director presides at executive sessions of the independent directors, approves director meeting agendas, has the ability to call meetings of the independent directors, advises the chair on membership of board committees, and serves as a liaison between the independent directors and the Chief Executive Officer. Interested parties who wish to contact the board of directors or the lead director may communicate through the Lead Director by writing to: Lead Director of Valmont Board of Directors, Valmont Industries, Inc., One Valmont Plaza, Suite 601, Omaha, Nebraska 68154-5215. Starting in June 2021, our new address will be 15000 Valmont Plaza, Suite 202, Omaha, Nebraska 68154
The board has oversight responsibility for risks affecting the Company. The board has delegated risk oversight with respect to operational, compliance and financial matters including legal, insurance, information technology and cybersecurity risk, to the Audit Committee; has delegated risk oversight with respect to human capital resources and compensation matters to the Human Resources Committee; and has delegated risk oversight with respect to governance structure related matters, stockholder engagement and sustainability, and board leadership and succession, to the Governance and Nominating Committee.
Governance Actions
The board of directors and board committees have taken a number of corporate governance actions. The more significant actions include:
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The board of directors has approved bylaws which adopt a majority voting system for the election of directors.

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The board of directors has adopted director stock ownership guidelines. The guidelines provide that directors should own Valmont common stock with a value at least equal to five times the director’s annual retainer. Directors have five years after joining the board to meet the guidelines.

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The board of directors has adopted stock ownership and retention guidelines for senior management. The guidelines require an equity position having a value of 6.0 times base salary for the Chief Executive Officer, 2.5 times base salary for the Chief Financial Officer, Executive Vice Presidents and Group Presidents, and 1.5 times base salary for Senior Vice Presidents, and 1.0 times base salary for other corporate officers. The officers are required to retain 50% of the net shares acquired upon the exercise of stock options and the vesting of restricted stock until the stock ownership guidelines have been attained and maintained. The Company also has a policy prohibiting stock hedging and stock pledges applicable to directors and officers.

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The board of directors has adopted an executive compensation recoupment policy. The policy generally provides that if Valmont is required to restate its financial statements, due to material noncompliance with any financial reporting requirements, the board of directors may require reimbursement of all or any part of any cash or stock award based on an incentive plan that relates to the performance of Valmont, if the employee engaged in certain conduct which caused or contributed to the need for the restatement. The board of directors has the right to apply the recoupment policy in all cases to the Chief Executive Officer, Chief Financial Officer and Group President (if the conduct occurred in the Group) if an employee engaged in the designated conduct.

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The Human Resources Committee has engaged FW Cook as its independent executive compensation consulting firm. The Company does not engage FW Cook for any services beyond their support of the Human Resources Committee.

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The Company does not have a Shareholder Rights Plan.

Board Independence
The board of directors is composed of a substantial majority of independent directors. The board has established independence standards for Valmont’s directors. These standards are set forth below and are contained in the Company’s Corporate Governance Principles and follow the director independence standards established by the New York Stock Exchange:
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A director will not be independent if, within the preceding three years (1) the director was employed by Valmont or an immediate family member of the director was an executive officer of Valmont, (2) a Valmont executive officer was on the compensation committee of the board of directors of a company which employed the Valmont director as an executive officer or which employed an immediate family member of the director as an executive officer, or (3) the director or the director’s immediate family member received more than $120,000 during any twelve-month period in direct compensation from Valmont (other than director and committee fees).

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A director will not be independent if (1) the director is an executive officer or an employee, or the director’s immediate family member is an executive officer, of another company and (2) the other company made payments to, or received payments from, Valmont for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of either (i) such other company’s consolidated gross revenues or (ii) Valmont’s consolidated gross revenues.

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A director will not be independent if (1) the director or an immediate family member is a current partner of Valmont’s independent auditor, (2) the director is an employee of Valmont’s independent auditor, (3) the director has an immediate family member who is a current employee of Valmont’s independent auditor who personally works on Valmont’s audit, or (4) the director or an immediate family member was within the last three years a partner or employee of Valmont’s independent auditor and personally worked on Valmont’s audit within that time.

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Tax-exempt organizations to which Valmont makes contributions shall not be considered “companies” for purposes of these independence standards. However, Valmont will disclose in its annual proxy statement any such contribution which it makes to a tax-exempt organization in which a director serves as an employed executive officer if, within the preceding three years, contributions in any fiscal year exceeded the greater of $1,000,000 or 2% of such tax-exempt organization’s consolidated gross revenues.

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For relationships not covered by the foregoing standards, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, is made by the directors who satisfy the above independence standards. The board’s determination of each director’s independence is disclosed annually in the Company’s proxy statement.

The board has determined that all directors except Mr. Kaniewski (the Company’s Chief Executive Officer) and Mr. Bay (the Company’s Executive Chairman in 2018) have no material relationship with the Company and are independent within the meaning of the Company’s Corporate Governance Principles and the NYSE listing standards. The Directors determined that purchases from a subsidiary of Peter Kiewit Sons’ Inc. (a construction company with in excess of $10 billion revenue) were in the ordinary course of business and immaterial.
Director Nomination Process
The Governance and Nominating Committee considers candidates for board membership suggested by its members and other board members, as well as management and shareholders. The Committee may also retain a third-party executive search firm to identify candidates from time to time. A shareholder who wishes to recommend a prospective nominee for board membership should notify the Company’s Corporate Secretary in writing at least 120 days before the annual shareholder meeting at which directors are to be elected and include whatever support material the shareholder considers appropriate. The Governance and Nominating Committee will also consider nominations by a shareholder pursuant to the provisions of the Company’s bylaws relating to shareholder nominations as described in Shareholder Proposals. In 2020, the

Committee retained the services of an independent director search firm which resulted in the addition of Joan Robinson-Berry and Ritu Favre to the Board.
The Governance and Nominating Committee makes an initial determination as to whether to conduct a full evaluation of the candidate once it has identified a prospective nominee. This initial determination is based on whatever information is provided to the Committee as well as other information available to or obtained by the Committee. The preliminary determination is based primarily on the need for additional board members to fill vacancies or expand the size of the board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines that additional consideration is warranted, it may request a third-party search firm or other third parties to gather additional information about the prospective nominee.
The Committee evaluates each prospective nominee in light of the standards and qualifications set out in the Company’s Corporate Governance Principles, including:
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Background, including demonstrated high standards of ethics and integrity, the ability to have sufficient time to effectively carry out the duties of a director, and the ability to represent all shareholders and not a particular interest group.

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Board skill needs, taking into account the experience of current board members, the candidate’s ability to work in a collaborative culture with other board members, and the candidate’s qualifications as independent and qualifications to serve on the Audit Committee, Human Resources Committee and/or Governance and Nominating Committee.

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Diversity, including gender, race and national origin.

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Business experience, which should reflect a broad experience at the policy-making level in business, government or education, both domestically and internationally.

The Committee also considers such other relevant factors as it deems appropriate. In connection with the evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee interview prospective nominees, by telephone, video or in person. After completing this evaluation process, the Committee makes a recommendation to the full board as to the persons who should be nominated by the board, and the board determines the nominees after considering the recommendations of the Committee. The Committee assesses the effectiveness of its policies in determining nominees for director as part of its annual performance evaluation.

Compensation Discussion and Analysis
General.   The following compensation discussion and analysis provides information which the Human Resources Committee of the board of directors (the Committee) believes is relevant to an assessment and understanding of Valmont’s executive compensation programs. This discussion should be read in conjunction with these sections of the proxy statement: (1) the summary compensation table and related tables, (2) the Human Resources Committee information in the corporate governance section and (3) the compensation summary in the advisory vote on executive compensation section.
Say-On-Pay Vote.   Valmont conducted its first advisory vote on executive compensation in April 2011. The compensation resolution passed with at least 96% of the vote in each year, including 96.6% in 2020. Valmont’s shareholders in April 2017 cast 86.2% of their votes in favor of an annual frequency say-on-pay vote. The board of directors and the Human Resources Committee considered these results in determining compensation policies and decisions, and determined to hold annual say-on-pay votes and, based on the significant level of shareholder support, to continue the current compensation objectives, strategies, processes and practices described below.
Compensation Objectives and Strategies.   Valmont’s executive compensation programs, policies and practices are approved by the Committee. The compensation programs apply to executive officers and to certain key employees who are not executive officers. The programs specifically apply to the executive officers listed in the summary compensation table (named executive officers). The Committee has established Valmont compensation objectives pursuant to which Valmont’s compensation programs are designed to:
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provide target total compensation levels at competitive market rates to attract, retain, motivate and reward the performance of executive officers and other key employees;

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direct management focus to the long-term growth of the Company, enhance shareholder value, and ensure that executive officers have significant ownership without increasing dilution over acceptable levels; and

•
pay for performance by providing performance-based incentive plans measured against pre-established targets, with no guaranteed minimum payment provisions, and with actual payments above median market levels for exceeding performance targets and below median market levels if performance targets are not achieved.

The Committee established compensation strategies designed to carry out the compensation objectives, including:
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target total compensation evaluated by position, on an annual basis, against like positions in companies of similar sales volume, according to data provided by the Committee’s independent compensation consultants; and

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base pay, annual incentives and long-term incentives targeted at median market levels, with the opportunity for annual and long-term incentives at the 75th percentile or higher for significantly exceeding performance targets. Actual compensation will be above median if performance exceeds targets and below median when performance is below targets.

The Committee has engaged FW Cook as the Committee’s independent executive compensation consultant. FW Cook reports directly to the Committee and provides advice to the Committee on the structure and amounts of executive and non-employee director compensation. FW Cook provides no other services to the Company.
Compensation Processes and Practices.   The Committee follows certain processes and practices in connection with the structure and implementation of executive compensation plans.
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The elements of target total compensation are reviewed annually against general industry survey data and a peer group developed by FW Cook and approved by the Committee. The Committee uses the survey data and peer group information to assess the competitiveness of target compensation levels and pay mix for the CEO, CFO and other executives.

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The Committee used as its primary benchmark a general industry Aon Survey of approximately 91 companies which FW Cook adjusted to provide market compensation levels for companies within a range of Valmont’s annual revenues. The adjusted revenue size range of the companies in the Aon Survey was approximately $2.9 billion. Valmont’s 2020 revenues were $2.89 billion. The competitive medians referenced below for base salary, target annual incentives and long-term incentives are the competitive medians based on the Aon Survey data.
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The Committee also used a peer group developed by FW Cook as a supplemental benchmark of CEO and CFO pay levels. FW Cook advised that, due to differences in the jobs of the individuals reported in the proxies of the peer group companies, consistent and reliable comparable compensation information was available only for the CEO and CFO. The peer group for 2020 compensation consisted of the following nineteen companies:

Acuity Brands	Colfax	Pentair
Aegion Corporation	Crane Co.	Qorvo
Arcosa	First Solar	Regal Beloit
Barnes Group	FlowServe Corporation	Rexnord
Belden	Harsco Corporation	SPX Corporation
Carlisle Companies	Hubbell	Toro Company
Watts Water Technologies

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The Company’s revenues approximated the median of the peer group. The peer group had median revenue of $2.97 billion. Valmont’s revenues for 2020 were $2.89 billion.

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The Committee also reviews a tally sheet with respect to the total compensation (target and actual) of each named executive officer and each group president. The Committee utilizes tally sheets as a reference point to ensure that the Committee has a comprehensive picture of the compensation paid and payable to each executive officer. The Committee uses market data provided by FW Cook as one of the primary factors in executive compensation decisions and the tally sheets are not determinative with respect to any particular element of compensation.

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The compensation programs provide for both cash and equity elements. Base salary and annual incentives are paid in cash. Long-term incentives for the 2018-2020 and subsequent long-term plans consisted of Company performance shares payable in Valmont stock. Stock options are settled in equity.

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The Committee determines the mix of cash and equity compensation. The Committee has no pre-established policy for the allocation between either cash and equity or short-term and long-term incentive compensation. The Committee reviews information provided by FW Cook to determine the appropriate level and mix of incentive compensation. The Committee believes that a majority of an executive’s overall compensation opportunity should be incentive-based.

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The structure of all incentive compensation plans is reviewed periodically to assure their linkage to the current strategies, objectives and performance goals.

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The Committee’s policy is to establish base salary, target annual incentives and long-term incentives with targets at or near the competitive median level and potential payouts of incentives up to 200% of target for executive officers who significantly exceed performance targets. The annual incentives and long-term incentives are established for each executive officer by using a percentage of base salary that approximates the competitive target median for the executive. There are no material differences in compensation policies with respect to individual executive officers.

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The Company’s programs have been designed so that compensation paid to executive officers will generally be deductible under the Internal Revenue Code’s compensation limits for deductibility. Executive compensation generally produces ordinary income to the executive and a corresponding tax deduction for Valmont, except for amounts deferred under Valmont’s qualified and related nonqualified plans, amounts subject to future vesting, and amounts related to stock awards which are subject to special accounting and tax provisions. Section 162(m) of the Internal Revenue Code generally places a $1 million limit on the amount of compensation a company can deduct in any one year for certain executive officers. Consequently, compensation paid to certain executive officers in excess of $1 million may not be deductible.

Elements of Compensation.   Valmont’s executive compensation is based on three components, each of which is intended to support the overall compensation philosophy.
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The three components are base salary, annual performance incentives, and long-term performance incentives (which include equity incentives). For 2020, base salary accounted for approximately 20% of the total compensation of the named executive officers and incentive compensation accounted for approximately 73% of such total compensation.

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Valmont’s executive officers do not have employment agreements.

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Valmont’s executive officers do not have agreements providing for special payments in the event of a termination of employment or a change-of-control of Valmont. Valmont’s 2018 Stock Plan provides for accelerated vesting of non-vested amounts in the event of an involuntary termination following a change-of-control. See Potential Payments Upon Termination or Change-in-Control.

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Valmont does not have a pension plan. Valmont’s executive officers do participate in its 401(k) Plan and also participate in the related non-qualified supplemental benefit plan.

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Valmont does not maintain a perquisite program for its executive officers. Amounts relating to the limited use of Company aircraft for personal travel are included in the summary compensation table.

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Valmont has an executive compensation recoupment policy covering cash and equity described on page 17.

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Valmont has policies prohibiting hedging and pledging of Company stock by directors and officers.

2020 Compensation Program Elements
Base Salary.   Base salary is targeted at the competitive median level. Competitive median levels are provided by FW Cook based on the primary benchmark survey prepared by Aon. Base salary is intended to compensate the executive for satisfying the requirements of the position. Salaries for executive officers and other key employees are reviewed by the Committee on an annual basis and may be changed based on the individual’s performance or a change in competitive pay levels in the marketplace.
The Committee reviews with the Chief Executive Officer an annual salary plan for the Company’s executive officers and other key employees (other than the Chief Executive Officer). The annual salary plan is developed by the Company’s Human Resources staff, under the ultimate direction of the Chief Executive Officer, and is based on national surveys of companies with similar characteristics and on performance judgments as to the past and expected future contributions of the individual executive. The salary plan is modified as deemed appropriate and approved by the Committee. The Committee reviews and establishes the base salary of the Chief Executive Officer based on competitive compensation data provided by FW Cook using data for similar sized companies and the Committee’s assessment of his past performance, his leadership in establishing performance standards in the conduct of the Company’s business, and its expectation as to his future contribution in directing the long-term success of the Company and its businesses.
The Committee continued the Company’s combined matching contribution under the Valmont Employees Retirement Savings Plan (a 401(k) plan) and related Restoration Plan (a non-qualified plan in place since 2002 designed to restore benefits otherwise limited by IRS regulations). The Company’s contributions to such plans for 2020 compensation (4.5% of covered compensation) for the named executive officers (which matched the amounts contributed by such executive officers) are set forth in the Non-Qualified Deferred Compensation table.
Based on the factors described above, the Committee in December 2019 reviewed the base salaries of executive officers for 2020. Mr. Kaniewski’s base salary was increased 3.0% to $978,500. Mr. Laterreur’s base salary was increased 3% to $386,250. Mr. Schapper’s base salary was unchanged. The base salaries for Mr. Applbaum was established at $520,000 on his March 2020 hire date and for Ms. Larkin was established at $400,000 on her June 2020 hire date. The target direct compensation (base salary plus target annual incentive plus target long-term incentive) for Mr. Kaniewski was 85% of the survey competitive median.
The Committee reviewed executive base salaries for 2021 in December 2020 based on the factors described above. The base salary for Mr. Kaniewski was increased 5.3%, the base salaries for Messrs.

Applbaum, Schapper and Laterreur were increased 3% and Ms. Larkin’s base salary was unchanged based on her recent hire date.
Annual Incentives.   The Company’s short-term incentives for 2020 were established by the Committee. The Committee determined for 2020 that the annual incentive of executives should be based on optimizing profits and revenue growth. Accordingly, the executive officer programs provide for target performance levels based 75% on the Company’s net earnings performance and 25% on revenue growth performance. Mr. Schapper’s short-term incentive was based on the Global Infrastructure business segment results weighting 75% to segment earnings before interest and taxes (EBIT) and 25% to Company net earnings. Annual incentives are targeted at the competitive median level. Competitive median levels are provided by FW Cook based on the primary benchmark survey prepared by Aon. For 2020, each named executive officer’s annual incentive opportunity ranged from 0% to 200% of the targeted incentive, depending on the level of achievement of the Company’s performance goals. For named executive officers’ 2020 annual incentives, a target incentive was established ranging from 45% to 110% of base salary, and performance goals were set based on net earnings and revenue growth results.
2020 Target Incentives — Percentage of Base Salary
Mr. Kaniewski	110%
Mr. Applbaum	75%
Mr. Schapper	80%
Ms. Larkin	60%
Mr. Laterreur	45%
A minimum threshold level of performance had to be attained before any incentive was earned by an executive officer. Payout under the plan to any executive officer was capped at two times the target incentive. Participants, thresholds and specific performance levels are established by the Committee at the beginning of each fiscal year. The Committee may also award discretionary non-incentive-based bonuses to an executive officer to recognize exceptional performance in a particular year. No discretionary awards were made to named executive officers with respect to performance in the last three years.
The Committee approved in February 2020 participation, including executive officers, in the short-term incentive program for 2020. Each performance measure operates independently. The Committee established the measures below to be used for the incentive threshold (payout at 50% of target), target incentive (payout at target), and maximum incentive (payout at 2x target) for both 2020 net earnings improvement and 2020 revenue growth, and for 2020 infrastructure results. Payouts are linearly interpolated for performance between threshold/target and target/maximum performance levels.
Net Earnings (75% weight for corporate executives, 25% weight for Mr. Schapper)
	Threshold (0.5x target)	Target (1x target)	Stretch (1.5x target)	Maximum (2x target)
2020	$134.1 million	$167.6 million	$174.3 million	$201.1 million
Revenue (25% weight for corporate executives)
	Threshold (0.5x target)	Target (1x target)	Stretch (1.5x target)	Maximum (2x target)
2020	$2,444 million	$2,875 million	$2,892 million	$3,306 million
Infrastructure EBIT (75% weight for Mr. Schapper)
	Threshold (0.5x target)	Target (1x target)	Stretch (1.5x target)	Maximum (2x target)
2020	$150.0 million	$187.5 million	$211.2 million	$225.0 million

The threshold, target and maximum amounts for revenue growth represent total revenue numbers. The 2020 net earnings were adjusted (GAAP net earnings of $140.7 million increased by (1) $7.1 million net of tax for COVID specific operating expenses and lost margins from lost production attributed to government mandated site closures, (2) $36.1 million for non-recurring restructuring and impairment expenses, and (3) $1.1 million net of tax from the currency translation effect of the devalued Brazilian Real and U.K. statutory rate change benefit). The adjusted net earnings were $185.0 million, which resulted in performance at 170.3% of target. The 2020 revenue was $2.895 billion resulting in performance at 109.5% of target. The combination of the two factors resulted in an annual incentive payout for the four named executive officers at 154.9% of target for 2020. The infrastructure EBIT performance for 2020 of $206.2 million (GAAP EBIT of $178.1 million increased by (1) $20.1 million of nonrecurring restructuring and impairment changes and (2) $8.0 million for COVID specific operating expenses and lost margin from lost production attributed to government mandated site closures) resulted in performance at 139% of target, which when coupled with the Company net earnings performance resulted in an annual incentive payout for Mr. Schapper at 146.8% of target for 2020. Based on the 2020 results, annual incentive payouts for 2020 were as follows:
2020 Annual Incentives
Mr. Kaniewski	$1,667,266
Mr. Applbaum	453,083
Mr. Schapper	675,280
Ms. Larkin	185,880
Mr. Laterreur	269,236
The annual incentive payouts, expressed as a percentage of target, for the prior five fiscal years, was as follows:
2019	57.7%
2018	49.8%
2017	89.8%
2016	67.0%
2015	0%
In February 2021, the Committee selected the participants and established the performance goals for the 2021 annual incentive program. The performance goals for named corporate executive officers in 2021 are based 75% on net earnings and 25% on revenue growth and for Mr. Schapper are based 25% on Company net earnings and 75% on Infrastructure segment EBIT.
Long-Term Performance Incentives.    Long-term performance incentives for senior management in 2020 were provided in two ways: through the long-term performance share program, and through equity awards under the shareholder approved 2018 Stock Plan. Both long-term performance incentive programs (long-term performance share plan and equity awards) are targeted at competitive median levels. Competitive median levels are provided by FW Cook based on the primary benchmark survey prepared by Aon. For the three-year award cycle ended in 2020, each named executive officer’s long-term incentive opportunity under the performance share program ranged from 0% to 200% of the targeted incentive, depending on the level of achievement of the Company’s performance goals.
The current long-term performance share programs operate on three-year award cycles. The Committee selects participants, establishes target awards, and determines a performance matrix. The Committee in February 2018 designed the matrix for the award cycle ending in 2020 to encourage both the effective use of the Company’s capital and the growth of its earnings, and consequently the matrix was based on average return on invested capital or “ROIC” and cumulative compound operating income growth or “OIG”, weighted

50% ROIC and 50% OIG, at the beginning of the award cycle. The Committee established the following performance measures for ROIC and OIG for the award cycle ending in 2020:
	OIG (50% Weight)	ROIC (50% Weight)	Cumulative Payout as % of Target
Maximum	20%	11.5%	200%
Target	10%	10.0%	100%
Threshold	1%	8.5%	55%
Below Threshold	Below 1%	Below 8.5%	0%
The Committee in February 2018 selected the participants, including executive officers, for participation in the three-year award cycle ending in 2020. Targets for the 2018-2020 award cycle were established based on a predetermined percentage ranging from 40% to 150% of base salary, which amount was converted to performance shares valued at the Company’s stock price at the beginning of the performance period (which for the 2018-2020 performance period was a thirty-day average of $165.98). The percentage of base salary for the named executive officers was:
Percentage of Salary
Mr. Kaniewski	150%
Mr. Schapper	70%
Mr. Laterreur (prorated to May 2019 hire date)	40%
Mr. Applbaum (March 2020) and Ms. Larkin (June 2020) did not participate in the 2018-2020 plan due to their recent hire dates.
The performance matrix provides for the potential payouts to be increased or decreased in number based on greater or lesser levels of performance. Earned performance shares are valued at the Company’s stock price at the end of the performance period (the thirty-day average prior to fiscal year end); consequently, payouts may be higher or lower based on the Company’s stock price performance during the award cycle. Performance incentives are generally forfeited if a participant leaves the Company before the end of the performance cycle. Prorated awards may be earned based on performance results in the event of death, disability, normal retirement, termination of employment without cause, or a change in control. Earned performance shares are capped at two times the target number of performance shares. The Committee approves the number of performance shares to be paid following a review of results at the end of each performance cycle. Awards may be paid in cash or in shares of common stock or any combination of cash and stock; participants who have not attained applicable stock ownership guidelines receive 50% of the award in common stock.
Based on the above described ROIC and OIG performance goals established by the Committee, the Company’s three-year average ROIC on an adjusted basis was 10.0% and the three-year cumulative compound adjusted operating income growth was below 1%, and no performance shares were earned for the 2018-2020 period.
The long-term incentive payouts, expressed as a percentage of target, for the three-year periods ending in the five prior fiscal years, was as follows:
2019	65.8%
2018	114.3%
2017	0%
2016	0%
2015	84.5%
In February 2020, the Committee selected the participants and established the performance goals for the 2020-2022 award cycle; the performance goals for the cycle ending in 2022 are again based on a combination of growth in operating income and return on invested capital weighted 60% to ROIC and 40%

to OIG. The Committee adjusted the weighting to reflect that ROIC is a strong indicator of Company share price. Targets were established for executive officers based on a percentage of base salary ranging from 40% to 175% and performance targets established at 10% average ROIC and 10% OIG growth. Any 2020-2022 long term incentive award will be paid in shares of common stock.
Stock Incentives and Ownership Guidelines.   The board of directors, upon recommendation of the Committee, has established stock ownership and retention guidelines for senior management. The guidelines require an equity position (shares owned and restricted share units held) having a value of 6.0 times base salary for the Chief Executive Officer, 2.5 times base salary for the Chief Financial Officer, Executive Vice Presidents and Group Presidents, 1.5 times base salary for senior vice presidents and 1.0 times base salary for other corporate officers. The officers are required to retain 50% of the net shares acquired upon the exercise of stock options and the vesting of restricted stock until the stock ownership guidelines have been attained and maintained. Messers. Kaniewski, Schapper and Jaksich currently meet the targets using the closing stock price on the record date, March 1, 2021. The other three named executive officers do not meet the guidelines due to their recent hiring or promotions.
Long-term stock incentives are provided through grants of stock options and restricted stock units to executive officers and other key employees pursuant to the shareholder approved 2018 Stock Plan. The stock component of compensation is intended to retain and motivate employees to improve long-term shareholder value. Such grants for executive officers were in 2018, 2019 and 2020 made at the regularly scheduled Committee meeting in December of each year as part of the compensation for the upcoming year. Stock options are exercisable at the market value on the date of grant and have value only if the Company’s stock price increases. Stock options granted during 2020 vest beginning on the first anniversary of the grant in equal amounts over three years and expire ten years after the date of grant. Employees must be employed by the Company at the time of vesting in order to exercise the options. Options granted in 2020 also vest on death, disability and involuntary termination following a change-of-control. If an employee retires after age 62 (with five years of service), options continue to vest and be exercisable according to the original terms. The Company’s stock plans prohibit repricing. Restricted stock units granted during 2020 vest in three equal installments beginning on the first anniversary of the grant; the units also vest on death, disability and involuntary termination following a change-of-control, and vesting is prorated if an employee retires after age 62 (with five years of service).
The Committee establishes the number and terms of the options and restricted stock units granted under the stock plans. The Committee established the terms and provisions of such equity grants based on industry standards as provided to the Committee by its independent compensation consultant. The Committee established the number of options and restricted stock units to each executive officer so that the aggregate long-term incentive compensation would be targeted at competitive median levels. The value used in determining the number of stock options granted to each executive officer was computed in accordance with FASB Accounting Standards Codification Topic 718, which is described in footnote 12 to the Company’s consolidated financial statements. The Committee encourages executives to build a substantial ownership investment in the Company’s common stock. The table on page 3 reflects the ownership position of the directors and executive officers at March 1, 2021. Outstanding performance by an individual executive officer is recognized through larger equity grants. The Committee, in determining grants of equity under the stock plans, also reviews and considers the executive’s history of retaining shares previously obtained through the exercise of prior options and restricted stock grants. In December 2020, stock options and/or restricted stock units were granted to named executive officers with a fair market value of a percentage of base salary as follows:
Percentage of Base Salary
Mr. Kaniewski	175%
Mr. Applbaum	90%
Mr. Schapper	90%
Ms. Larkin	60%
Mr. Laterreur	45%

The amounts were established so that aggregate long-term incentive compensation would be targeted at competitive median levels. Competitive median levels are provided by FW Cook based on the primary benchmark survey prepared by Aon.
The Committee granted options for an aggregate of 66,231 shares and restricted stock units for an aggregate of 62,132 shares to a total of 264 employees in December 2020, including options and restricted stock units to named executive officers as described below. The Committee had granted restricted stock units for 23,119 shares, including restricted stock units for new hires and director fees, prior to December 2020. The Committee granted 979 restricted stock units to Mr. Applbaum and 675 restricted stock units to Ms. Larkin, on their respective hire dates in 2020.
The Committee determined that the annual equity grants to the executive officers should be 50% stock options and 50% restricted stock units (on a value basis), to reflect current market practices as determined by FW Cook. In December 2020, the Committee granted the following stock options and restricted stock units to the named executive officers:
December 2020 Stock Grants
	Stock Options	Restricted Stock Units
Mr. Kaniewski	22,627	6,102
Mr. Applbaum	5,295	1,428
Mr. Schapper	5,855	1,579
Ms. Larkin	2,676	722
Mr. Laterreur	1,966	530
The option grants and restricted stock unit grants vest in equal installments over three years; the options have a ten-year term. The Committee determined that such grants were appropriate long-term incentives, based on market data and the Committee’s review of each executive’s performance.
The Committee believes that the programs described above provide compensation that is competitive with comparable companies, link executive and shareholder interests and provide the basis for the Company to attract and retain qualified executives. The Committee will continue to monitor the relationship among executive compensation, the Company’s performance, and shareholder value.

Hedging and Pledging Policy
Valmont’s policy prohibiting directors and officers from hedging or pledging Company stock has been in effect for more than ten years. The Company reviewed and enhanced its policy in December 2019. The current policy prohibits hedging and pledging transactions by directors, executive officers, corporate officers and group presidents with respect to any Valmont equity securities held directly or indirectly by such persons. Hedges are any transactions designed to hedge or offset any decrease in the market value of Valmont equity securities. Such transactions include short-sales, prepaid variable forward contracts, equity swaps, collars, and exchanges.
Compensation Risk Assessment
The Human Resources Committee in February 2021 conducted a risk assessment of the Company’s compensation programs which was reviewed by its independent compensation consultant. The Committee determined that the risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. The Committee believes the programs are designed to promote long-term value creation and do not motivate imprudent risk taking. The Company sets performance goals that are reasonable in light of past performance and market conditions. The annual and long-term incentive plans for executives and senior management use an aggregate of three or more company-wide performance metrics which provide for sliding scale incentives rather than an all-or-nothing approach; all such incentives have thresholds before they are paid and all are capped. The long-term incentives, consisting of performance shares, stock options and restricted stock units, have a three-year performance period or vesting period and consequently the value to executives varies with the Company’s stock price over the period. The Company has a stock retention policy which requires retention of 50% of the net shares acquired upon the exercise of stock options and the vesting of restricted stock until stock ownership guidelines are met. The Company has an executive clawback policy in the event of financial restatements due to fraud. The Company also has policies which prohibit the hedging or pledging of Company stock by directors and officers.
Human Resources Committee Report
The Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended to the board that the Compensation Discussion and Analysis be included in this Proxy Statement.
HUMAN RESOURCES COMMITTEE
Daniel P. Neary, Chairman
Catherine James Paglia
Richard Lanoha
Joan Robinson-Berry

Pay Ratio Information
We are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer (CEO) for our fiscal 2020. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with applicable securities regulations.
For our fiscal year ended December 26, 2020:
•
The median of the annual total compensation of all employees of our company (other than our CEO) was $46,300.

•
The annual total compensation of our CEO, as reported in the Summary Compensation Table, was
$6,432,086.

•
Based on this information, for 2020 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 139 to 1.

To identify the median of the annual total compensation of all our employees, we selected September 30, 2020 as the date for data gathering to identify the median employee because it enabled us to make such determination in a reasonably efficient and economical manner. We used the total cash compensation (base salary, cash bonuses and cash incentives) of all employees globally as reflected in payroll records. We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation.
We used the same median employee as we did in 2019. There were no changes in employee population or employee compensation arrangements that would significantly impact the pay ratio disclosure.
Once we identified our median employee, we combined all elements of such employee’s compensation for 2020 to arrive at such employee’s total compensation in the same manner as we arrived at our CEO’s total compensation as set forth in the Summary Compensation Table.

Executive Compensation
Summary Compensation Table
	Year	Salary ($)	Bonus ($)	Stock awards ($)(1)	Option awards ($)(2)	Non-equity incentive plan compensation ($)	All other compensation ($)(3)	Total ($)
Stephen G. Kaniewski President and Chief Executive Officer	2020	978,500	0	2,742,393	1,029,302	1,667,266	14,625	6,432,086
	2019	950,000	0	2,423,665	827,523	548,150	123,600	4,872,938
	2018	900,000	0	1,350,000	1,604,262	448,200	126,446	4,428,908
Avner M. Applbaum(4) Executive Vice President and Chief Financial Officer	2020	360,000	200,000	964,921	240,870	453,083	397,620	2,616,494
Diane M. Larkin(4) Executive Vice President Global Operations	2020	192,308	0	523,086	121,731	185,880	193,329	1,216,334
Aaron M. Schapper(5) Executive Vice President Infrastructure	2020	575,000	0	755,285	266,344	675,280	14,625	2,286,534
Claudio O. Laterreur(6) Senior Vice President IT and CIO	2020	386,250	0	243,964	89,433	269,236	105,779	1,094,662
	2019	214,904	100,000	295,734	74,658	100,491	36,386	822,173
Mark C. Jaksich(7) Former Chief Financial Officer	2020	432,510	0	0	0	502,468	25,606	960,054
	2019	562,263	0	449,811	0	243,320	42,980	1,298,374
	2018	545,887	0	436,710	460,338	203,889	55,754	1,702,578

(1)
Stock awards consist of the grant date fair value (based on the target award amount) of the performance shares which can be earned by each of the above-named executives under the long-term incentive program with respect to grants in each fiscal year. See Compensation Discussion and Analysis for a description of these awards. The maximum award value, if earned (exclusive of increases in performance share value based on increases in the Company’s stock price) would be two times the amounts shown in this column for the performance shares. Stock awards include the value of restricted stock units granted to Messrs. Kaniewski in 2018, 2019 and 2020, to Mr. Applbaum in 2020, Ms. Larkin in 2020, Mr. Schapper in 2020 and to Mr. Laterreur in 2019 and 2020. The 2020 awards are reported in the Grants of Plan-Based Awards table.

(2)
Option awards reflects the aggregate grant date fair value of stock options computed in accordance with FASB Accounting Standards Codification Topic 718. See footnote 12 to the Company’s consolidated financial statements for the assumptions used in the valuation of these awards. The exercise price of all options granted in 2020 to the named executive officers was $168.80.

(3)
All Other Compensation reflects amounts contributed by the Company to its 401(k) plan and related supplemental benefit plan, which matches the amounts contributed in 2020 by executive officers in accordance with plan provisions; such Company contributions are 4.5% of the executive officer’s salary, bonus and incentives that are paid in cash. Contributions to the supplemental benefit plan are based on cash compensation, a majority of which is performance based and variable and is paid only if performance levels are met. All Other Compensation includes 2020 relocation assistance as follows: $389,219 for Mr. Applbaum, $186,405 for Ms. Larkin and $71,896 for Mr. Laterreur. All Other Compensation for Mr. Kaniewski includes $80,850 in 2019 and $86,020 in 2018 with respect to personal use of Company aircraft based on the Company’s variable operating cost.

(4)
Mr. Applbaum and Ms. Larkin were hired and became executive officers in 2020. Mr. Applbaum received a new hire $100,000 restricted stock unit grant and a sign-on bonus of $200,000 to replace prior employer forfeitures. Ms. Larkin received a new hire $75,000 restricted stock unit grant.

(5)
Mr. Schapper became a named executive officer in 2020.

(6)
Mr. Laterreur was hired and became an executive officer in 2019. Mr. Laterreur in 2019 received a sign-on bonus of $100,000, reported in Bonus and $32,167 relocation benefits included in All Other Compensation.

(7)
Mr. Jaksich served as Chief Financial Officer until March 30, 2020 and remained an employee through 2020. He participated in the 2020 annual incentive plan but did not receive long-term grants or equity grants in 2020.

Grants of
Plan-Based Awards for Fiscal 2020
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (# of shares)(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Award ($)(2)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Stephen G. Kaniewski	02/24/2020	0	1,076,350	2,152,700	5,914	11,827	23,654
	12/14/2020							6,102	22,627	168.80	2,059,320
Avner M. Applbaum	03/30/2020	0	292,500	585,000	1,317	2,633	5,266
	03/30/2020				1,014	2,028	4,056
	03/30/2020							979
	12/14/2020							1,428	5,295	168.80	581,916
Aaron M. Schapper	02/24/2020	0	460,000	920,000	1,688	3,375	6,750
	12/14/2020							1,579	5,855	168.80	532,878
Diane M. Larkin	06/29/2020	0	120,000	240,000	688	1,375	6,750
	06/29/2020				502	1,003	2,006
	12/14/2020							675
								722	2,676	168.80	325,617
Claudio O. Laterreur	02/24/2020	0	173,813	347,626	533	1,067	2,134
	12/14/2020							530	1,966	168.80	178,897
Mark C. Jaksich	02/24/2020	0	421,000	842,000	0	0	0	0	0	0	0

(1)
Non-equity incentive awards were made with respect to the Company’s 2020 annual incentive plan. Equity incentive plan awards represent performance shares under the Company’s 2020-2022 long-term incentive plan. The equity incentive awards for Mr. Applbaum and Ms. Larkin represent performance shares under both the Company’s 2019-2021 and 2020-2022 long-term incentive plans based on their compensation from the beginning of their employment, March 2020 for Mr. Applbaum and June 2020 for Ms. Larkin. Mr. Applbaum received a hire date grant of 979 restricted stock units and Ms. Larkin received a hire date grant of 675 restricted stock units. See Compensation Discussion and Analysis for a description of the plans. Performance shares, option awards and restricted stock unit awards are made under the shareholder-approved 2018 Stock Plan.

(2)
See footnote 12 to the Company’s consolidated financial statements for the assumptions used in valuing these awards.

Outstanding Equity Awards at Fiscal Year-End
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Stephen G. Kaniewski	1,823	0	0	132.84	12/08/2021	14,033	2,414,517	8,133	1,399,363
	12,076	0		151.90	12/19/2023			13,108	2,255,362
	31,091	0		164.35	12/18/2024			11,827	2,034,953
	17,539	17,540		112.08	12/17/2025
	7,289	14,580		147.31	12/16/2026
	0	22,627		168.80	12/14/2030
Avner M. Applbaum	0	5,295	0	168.80	12/14/2030	2,407	414,148	2,633	453,033
								2,028	348,937
Diane M.Larkin	0	2,676	0	168.80	12/14/2030	1,397	240,367	1,375	236,502
								1,003	172,576
Aaron M. Schapper	3,329	0	0	151.90	12/19/2023	3,157	543,195	1,786	307,299
	3,413	0	0	164.35	12/18/2024			2,652	456,303
	0	5,000	0	112.08	12/17/2025			3,375	580,702
	3,548	1,775	0	112.08	12/17/2025
	2,028	4,162	0	147.31	12/16/2026
	0	5,855	0	168.60	12/14/2030
Claudio O. Laterreur	657	1,316	0	147.31	12/16/2026	940	161,736	1,080	185,824
	0	1,966	0	168.80	12/14/2030			530	91,191
Mark C. Jaksich	5,238	0		151.90	12/19/2023	0	0	2,631	452,689
	10,057	0		164.35	12/18/2024			3,761	647,117
	10,066	5,033		112.08	12/17/2025

(1)
The options that expire on December 8, 2021 vested in equal amounts on December 8 of 2015, 2016 and 2017. The options that expire on December 16, 2022 vested in equal amounts on December 16, 2016, 2017 and 2018. The options that expire on December 19, 2023 vested in equal amounts on December 23 of 2017, 2018 and 2019. The options that expire on December 18, 2024 vested or vest in equal amounts on December 18, 2018, 2019, and 2020. The options that expire on December 17, 2025 vested or vest in equal amounts on December 17, 2019, 2020, and 2021. The options that expire on December 16, 2026 vest in equal installments on December 16, 2020, 2021 and 2022. The options that expire on December 14, 2030 vest in equal amounts on December 14 of 2021, 2022 and 2023.

(2)
Mr. Kaniewski’s restricted stock unit grants include a restricted stock unit grant in December 2017 of which 4,056 restricted stock units vest in two remaining equal installments beginning on the fourth and fifth anniversary of the grant. The remaining awards for these named executive officers reported in this column are restricted stock units which vest in equal installments over three years following date of grant and on vesting will be settled in an equal number of shares of common stock. Dividends are paid upon vesting of restricted shares.

(3)
Based on the number of shares or units at the closing market price at the end of the 2020 fiscal year ($172.06 per share).

(4)
Numbers shown are as of the Company’s fiscal year-end for 2020 and are based on the target number of performance shares which can be earned under the long-term incentive plans for the three-year periods ending in (i) 2020, 2021 and 2022, respectively, for Mr. Kaniewski and Mr. Schapper, (ii) 2021 and 2022, respectively, as prorated from date of hire, for Mr. Applbaum, Ms. Larkin and Mr. Laterreur, and (iii) 2020 and 2021, respectively, for Mr. Jaksich. Subsequent to year-end for fiscal 2020 a determination was made that no performance shares were earned under the long-term incentive plan for the three-year period ending 2020, and consequently there will be no payout of performance shares under that plan to any of the named executive officers. See Compensation Discussion and Analysis for a description of the provisions of the long-term incentive plans.

(5)
Based on the target number of performance shares at the closing market price at the end of the 2020 fiscal year ($172.06 per share).

Options Exercised and Stock Vested in Fiscal 2020
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Stephen G. Kaniewski	25,290	1,199,608	3,965	687,196
Claudio O. Laterreur	—	—	203	33,517
Aaron M. Schapper	4,434	148,984	1,326	230,664
Mark M. Jaksich	1,672	398,289	—	—

(1)
Difference between the exercise price of the options and the market price on date of exercise.

(2)
Based on market value at vesting date of the related restricted stock units.

Nonqualified Deferred Compensation
Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)(4)
Stephen G. Kaniewski	0	1,800	45,092	0	254,118
Avner M. Applbaum	0	0	0	0	0
Diane M. Larkin	0	0	0	0	0
Aaron M. Schapper	0	1,800	2,256	0	12,429
Claudio O. Laterreur	114,537	21,057	8,798	0	144,393
Mark C. Jaksich	54,592	12,781	499,936	0	4,913,406

(1)
Executive officer contributions are included in the executive compensation amounts reflected in the Summary Compensation Table as part of Salary, Bonus and Non-equity Incentive Plan Compensation; such contributions include deferrals to the nonqualified deferred compensation plan but not amounts contributed to the qualified 401(k) plan.

(2)
Reflects Company contributions to match executive contributions to nonqualified deferred compensation plans but does not include Company match for executive contributions to the 401(k) plan. Company contributions match executive contributions to the 401(k) and related nonqualified deferred compensation plans with respect to compensation and are included in the Summary Compensation Table under All Other Compensation. Company contributions are 4.5% of the executive officer’s salary, bonus and cash incentives.

(3)
The aggregate balance includes amounts contributed after the fiscal year end with respect to fiscal 2020 compensation.

(4)
The Company does not have a pension plan or other defined benefit plan. The Company’s nonqualified deferred compensation plan is offered to allow certain Company employees who, due to compensation and contribution ceilings established under the Internal Revenue Service regulations, are limited in making contributions to the Company’s 401(k) plan. This plan is fully funded and the related assets in the plan are reported on the Company’s balance sheet and are subject to creditor claims in event of the Company’s bankruptcy. The vesting provisions follow that of the Company’s 401(k) plan. Compensation that is eligible for deferral by the executive includes salary, bonus and cash incentives, and the executive may defer any percentage of eligible compensation. Investment values and related earnings are based on quoted market prices of the investments held by the plan. Investment alternatives under the plan are selected by each employee and may be changed based on the rules set forth by each investment fund selected by the employee. Distribution payments are made upon a specified period after separation from service in accordance with Section 409A of the Internal Revenue Code. The methods of distribution include single lump sum cash payment or annual installments for 2-10 years. In-service withdrawals are allowed in compliance with Section 409A of the Code.

Director Compensation
Name	Fees Earned or paid in Cash ($)(1)(2)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Mogens Bay	180,624	135,000	0	315,624
Walter Scott, Jr.	109,250	135,000	0	244,250
Kaj den Daas	101,125	135,000	0	236,125
Daniel P. Neary	116,875	135,000	0	251,875
Clark T. Randt	104,500	135,000	0	239,500
J. B. Milliken	99,500	135,000	0	234,500
Catherine J. Paglia	133,125	135,000	0	268,125
Theo W. Freye	94,500	135,000	0	229,500
Richard A. Lanoha	92,500	67,441	0	159,941
Ritu Favre	23,750	0	0	23,750
Joan Robinson-Berry	23,750	0	0	23,750
Donna Milrod	34,792	0	0	34,792

(1)
The Human Resources Committee, with input from FW Cook, reviewed director compensation in February 2020. The Committee recommended, and the Board approved, the following changes effective April 1, 2020: (1) non-employee directors receive a retainer of $95,000 per annum, and no longer receive meeting fees, (2) each committee chairman receives an additional $15,000 cash retainer per annum, (3) non-chair audit committee members receive an additional cash retainer of $7,500 per annum, (4) the lead director receives an additional cash retainer of $30,000, and (5) the non-executive chairman receives an additional cash retainer of $87,500 per annum. Mr. Bay became non-executive Chairman in 2019. Director Scott has elected to receive his cash fees in the form of deferred compensation which accrues interest. Non-employee directors also receive a grant of restricted stock units with a value of $135,000, based on the closing market price of the Company’s common stock on the date of the Company’s annual shareholders’ meeting. The equity grants are made annually on the date of and following completion of the Company’s annual shareholders’ meeting. The restricted stock units vest on the first anniversary of the grant date (subject to deferral by the director). The total cash compensation and the grant date fair value of equity awards for a non-employee director may not exceed $500,000 in a calendar year. Mr. Lanoha became a director in October 2019. Ms. Favre and Ms. Robinson-Berry became directors in September 2020. Ms. Milrod did not stand for reelection at the 2020 Shareholders Meeting.

(2)
Unexercised stock awards (consisting of unvested restricted stock units) for each director as of December 26, 2020 were as follows:

Name	Restricted Stock Units
Mogens Bay	1,147
Walter Scott, Jr.	1,147
Kaj den Daas	1,147
Daniel P. Neary	1,147
Clark T. Randt	1,147
J. B. Milliken	1,147
Catherine J. Paglia	1,147
Theo W. Freye	1,147
Richard A. Lanoha	573
Ritu Favre	0
Joan Robinson-Berry	0
Equity Compensation Plan Information
The following table provides information about the Company’s common stock that may be issued upon exercise of options, warrants and rights under existing equity compensation plans as of December 26, 2020.
	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation (including securities plans reflected in column (a)) (c)
Equity compensation plans approved by security holders	676,664	$141.79	779,336
Equity compensation plans not approved by security holders	0		0
Total	676,664	$141.79	779,336

(1)
Includes 399,565 stock options, 191,233 restricted stock units and 85,866 performance shares.

(2)
Weighted-average exercise price of outstanding stock options.

Potential Payments Upon Termination or Change-In-Control
Valmont does not have employment agreements with its executive officers. Valmont also does not have special severance or change-in-control payment agreements with its executive officers.
Valmont’s executive officers may receive severance payments upon a termination of employment under Valmont’s severance plan which is generally available to all administrative employees. The severance plan generally provides 16 weeks of salary plus one week of salary for each year of service. Valmont’s executive officers would also be entitled to receive upon termination of employment amounts accumulated in their respective deferred compensation accounts, at the times and in the manner established for their respective accounts; such amounts are described in the Non-Qualified Deferred Compensation table.
Valmont’s 2013 Stock Plan and 2018 Stock Plan provide that all outstanding options become immediately exercisable in the event of an involuntary termination following a change-in-control and that all restrictions on restricted stock lapse in the event of such an involuntary termination following a change-in-control. A change-in-control, defined specifically in the plans, generally occurs if: (i) a person, entity or group (excluding Valmont plans) acquires 50% or more of Valmont’s common stock or total voting power of Valmont’s voting securities; (ii) incumbent directors or their replacements (whose election or nomination was approved by at least a majority of then incumbent directors) cease to constitute a majority of the board; (iii) a reorganization, merger, consolidation, or sale of substantially all of the Company’s assets occurs unless Valmont’s shareholders prior to the transaction own after the transaction 50% or more of the voting power of Valmont’s securities; and (iv) Valmont is liquidated or dissolved. Options provide for continued vesting pursuant to the option terms if the optionee voluntarily retires on or after attaining age 62. If such a change-in-control (involving an involuntary termination) or retirement had occurred on the last day of fiscal 2020, the incremental value (fair market value of company common stock on such date less exercise price) of unvested options and unvested restricted stock and restricted stock units held by the named executed officers would have been:
	Unvested Options	Unvested Restricted Stock
Stephen G. Kaniewski	$1,486,667	$2,414,518
Avner M. Applbaum	$17,261	$414,148
Aaron M. Schapper	$528,461	$543,193
Diane M. Larkin	$8,724	$240,367
Claudio O. Laterreur	$38,980	$161,736
Mark C. Jaksich	$301,879	$0
The unvested stock options for such individuals and the unvested restricted stock for such individuals are set forth in the Outstanding Equity Awards at Fiscal Year-End table. In addition, a pro rata portion (based on period of service and full period performance results) of the performance shares awarded under the long-term incentive plan may be earned in the event of death, disability, normal retirement, termination of employment without cause, or change-in-control. If such a change-in-control or retirement had occurred on the last day of fiscal 2020, the prorated value of the long-term incentive awards (based on target award numbers) which would have been payable to the named executive officers would have been:
Stephen G. Kaniewski	$5,645,804
Avner M. Applbaum	$418,277
Aaron M. Schapper	$805,068
Diane M. Larkin	$136,271
Claudio C. Laterreur	$184,964
Mark C. Jaksich	$884,101

Shareholder Return Performance Graphs
The graphs below compare the yearly change in the cumulative total shareholder return on the Company’s common stock with the cumulative total returns of the S&P Mid Cap 400 Index and the S&P Mid Cap 400 Industrial Machinery Index for the five and ten-year periods ended December 26, 2020. The Company was added to these indexes in 2009 by Standard & Poor’s. The graphs assume that the beginning value of the investment in Company Common Stock and each index was $100 and that all dividends were reinvested.

Audit Committee Report
The Audit Committee is appointed by the board of directors to assist the board by reviewing (1) the integrity of the Company’s financial statements, (2) the qualifications, independence and performance of the Company’s independent auditors and internal auditing department and (3) the compliance by the Company with legal and regulatory requirements. The Committee oversees the Company’s risk with respect to operational, compliance and financial matters, including legal, insurance, information technology and cybersecurity matters. The Committee manages the Company’s relationship with its independent auditors, who report directly to the Committee. The Committee has sole authority to retain, compensate, oversee and terminate the independent auditors. The Committee acts under a written charter, adopted by the board of directors, a copy of which is available on the Company’s website at investors.valmont.com.
The Company’s management is responsible for its financial reporting process and internal controls. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. The Committee oversees the Company’s financial reporting process and internal controls on behalf of the board of directors.
The Committee reviews the Company’s annual audited financial statements, quarterly financial statements and filings with the Securities and Exchange Commission. The Committee reviews reports on various matters, including (1) critical accounting policies of the Company, (2) material written communications between the independent auditor and management, (3) the independent auditor’s internal quality-control procedures, (4) significant changes in the Company’s selection or application of accounting principles and (5) the effect of regulatory and accounting initiatives on the financial statements of the Company. The Committee also considered whether the provision of non-audit services provided by Deloitte & Touche LLP (“Deloitte”), the Company’s independent auditors, to the Company during fiscal 2020 was compatible with the auditor’s independence.
The Committee reviewed and discussed the Company’s audited financial statements for fiscal 2020 with both management and Deloitte. The Committee received from and discussed with Deloitte the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence. The Committee also discussed with Deloitte the matters required to be discussed pursuant to the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission. Based on these reviews and discussions, the Committee recommended to the board of directors and the board has approved that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 26, 2020.
AUDIT COMMITTEE
Walter Scott, Jr., Chairman
Kaj den Daas
Daniel P. Neary
Catherine James Paglia
James B. Milliken

ITEM 2:   ADVISORY VOTE ON EXECUTIVE COMPENSATION
Valmont is asking its shareholders to provide advisory approval of the compensation paid to named executive officers. Shareholders are being asked to vote on the following resolution:
RESOLVED, that the shareholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2021 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion.
The Company believes that its compensation programs have served to achieve the objectives of attracting highly competent executives, enhancing long-term growth and shareholder value, and assuring compensation at appropriate levels based on performance.
Valmont conducted its first advisory vote on executive compensation in April 2011. The compensation resolution passed with over 96% of the vote every year since 2011, including 96.6% of the vote in 2020. Valmont’s shareholders in April 2017 cast 86.2% of their votes in favor of an annual frequency for the say-on-pay vote. The board of directors and the Human Resources Committee considered these results in determining compensation policies and decisions, and determined to hold annual say-on-pay votes and, based on the significant level of shareholder support, to continue the current compensation objectives, strategies, processes and practices described below.
Compensation Objectives, Strategies, Processes and Practices
The Company encourages shareholders to read about its compensation objectives, strategies, processes and practices in the Compensation Discussion and Analysis. Some of the more significant elements of the compensation practices are:
•
Base pay, target annual incentives and long-term incentives are targeted at median market levels. Median market levels are determined by FW Cook, the independent executive compensation consultant to the Human Resources Committee, based on peer group and general industry survey data. FW Cook reports directly to the Human Resources Committee and provides no other services to the Company.

•
Annual incentives and long-term incentives are performance based. Executive officers do not receive incentive payments unless pre-established targets are met.

•
Valmont’s executive officers do not have employment agreements.

•
Valmont’s executive officers do not have agreements providing for special payments in the event of a termination of employment or change-of-control.

•
Valmont does not maintain a perquisite program for executive officers.

•
Valmont has an executive compensation recoupment policy that covers cash and equity incentive compensation.

•
Valmont’s stock plan prohibits option repricing.

•
Valmont has stock ownership guidelines for directors and executive officers.

•
Valmont has a stock retention policy for executive officers which requires retention of 50% of the net shares acquired upon the exercise of stock options and the vesting of restricted stock until the stock ownership guidelines are met.

•
Valmont has policies prohibiting hedging and pledging of Valmont stock applicable to directors and officers.

Fiscal 2020 Compensation for Executive Officers
•
Base Salary.   The base salaries paid to certain of Valmont’s named executive officers in 2020 were increased to bring such salaries more in line with competitive medians as determined by the independent compensation consultant of the Human Resources Committee. The base salary of Mr. Kaniewski increased 3.0% to $978,500 and Mr. Laterreur’s base salary was increased 3% to $386,250. Mr. Schapper’s base salary was unchanged. The base salaries of Mr. Applbaum was established at $520,000 on his March 2020 hire date, and for Ms. Larkin at $400,000 on her June 2020 hire date, in each case, based on market data provided by FW Cook.
•
Annual Incentives.   Annual incentives are performance based. The annual incentives for 2020 were based 75% on net earnings improvement and 25% on revenue growth. The Human Resources Committee established thresholds, targets and maximums for corporate net earnings and revenue growth, and for Infrastructure segment EBIT for Mr. Schapper’s incentive, all as described in Compensation Discussion and Analysis — Annual Incentives. The target annual incentive was based on the competitive median pursuant to the primary benchmark survey provided by FW Cook. Based on the results described in referenced section, payouts were earned by the four corporate executives at 154.9% of target and by Mr. Schapper at 146.8% of target. The earnouts for the prior five fiscal years range from 0% to 89.8% of target.

•
Long-Term Incentives.   Long-term incentives are performance based. The three-year performance period which ended in 2020 based long-term incentives on a combination of three-year average ROIC (return on invested capital) and three-year growth in OIG (cumulative compound operating income growth), weighted 50% ROIC and 50% OIG. The Human Resources Committee established in February 2018 the targets for the three-year performance cycle ending in 2020. The targets were established at OIG growth of 10% and average ROIC of 10%. The adjusted three-year growth in OIG of less than 1% and the adjusted three-year average ROIC of 10% (see Compensation Discussion and Analysis) resulted in no payouts under the 2018-2020 long-term incentive plan. There were also no earnouts for 2016 or 2017 under the 2014-2016 or 2015-2017 long-term incentive plans. There was an earnout of 114.3% of target for the 2016-2018 plan and an earnout of 65.8% of target for the 2017-2019 plan.

•
Equity Incentives.   Stock options and restricted stock units are also a form of long-term incentive. The Human Resources Committee established the terms and provisions of equity awards granted in 2020 based on industry standards as provided by its independent compensation consultant. The number of options and restricted stock units granted to each executive officer was established so that the aggregate long-term incentive compensation would be targeted at competitive median levels. Information on the equity awards granted to named executive officers during 2020 is at Grants of Plan Based Awards for Fiscal 2020.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is nonbinding on the board of directors. Although nonbinding, the board of directors and the Human Resources Committee will review and consider the voting results when making future decisions regarding the Company’s executive compensation programs.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF ITEM 2.

ITEM 3:   RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
The firm of Deloitte & Touche LLP and the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively Deloitte Entities) conducted the 2020 and 2019 audits of the Company’s financial statements. Fees billed by the Deloitte Entities to the Company for services provided during the 2020 and 2019 fiscal years were as follows:
	2020	2019
Audit Fees	2,451,826	2,485,000
Audit-Related Fees	234,000	326,505
Tax Fees	165,118	234,556
Other Fees	2,000	5,000
Total Fees	2,852,944	3,051,061
Audit Fees consist of the audit of the Company’s fiscal 2020 and 2019 annual financial statements, review of the Company’s quarterly financial statements during 2020 and 2019, fees associated with registration statements and other services that are normally provided in connection with statutory and regulatory filings. Audit fees also included the audit of the effectiveness of the Company’s internal control over financial reporting.
Audit-Related Fees consist of financial statement audits of employee benefit plans, consents related to Securities and Exchange Commission filings, procedures in connection with SEC registration statements, comfort letters provided in connection with the issuance of debt, agreed-upon procedures, documentation review in connection with the Company’s internal controls over financial reporting and due diligence services performed with respect to acquisitions.
Tax Fees consist of international tax planning and federal, state and expatriate tax compliance.
The Committee pre-approves all audit and permitted non-audit services to be performed by the independent auditor, including audit services, audit-related services, tax services and any other services. The Committee periodically grants pre-approval of specific audit and non-audit services including cost levels for such services. Any services not covered by prior pre-approvals, or services exceeding the pre-approved cost levels, must be approved in advance by the Committee. In periods between Committee meetings, the Committee Chairman has the delegated authority to pre-approve additional services, and such pre-approvals are then communicated to the full Committee.
The Audit Committee has appointed Deloitte & Touche LLP as independent auditors to conduct the 2021 audit of the Company’s financial statements and requests that the shareholders ratify this appointment. A representative from Deloitte & Touche LLP will be present at the annual meeting of shareholders and will have the opportunity to make a statement and to respond to appropriate questions. In the event the shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM 3.

Shareholder Proposals
Shareholder proposals intended to be presented at the 2022 annual meeting of shareholders must be received by the Company no later than November 16, 2021 in order to be considered for inclusion in the proxy statement for such meeting.
The Company’s bylaws set forth certain procedures which shareholders must follow in order to nominate a director or present any other business, not submitted for inclusion in the proxy statement, at an annual shareholders’ meeting. Generally, a shareholder must give timely notice to the Secretary of the Company. To be timely, such notice must be received by the Company at its principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the 2021 annual shareholders’ meeting. If the date of the 2022 annual shareholders’ meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date, then the notice must be received no earlier than the 120th day prior to such annual meeting and not later than the later of the close of business on the 90th day prior to such annual meeting or the tenth day following the date on which public announcement of the meeting date is first made. The bylaws specify the information which must accompany such shareholder notice. Details of the provision of the bylaws may be obtained by any shareholder from the Secretary of the Company.
The Company’s proxy card for the 2021 annual shareholders’ meeting will give discretionary authority with respect to all shareholder proposals properly brought before the 2021 annual shareholders’ meeting that are not included in this proxy statement.
Other Matters
The board of directors does not know of any matter, other than those described above, that may be presented for action at the annual meeting of shareholders. If any other matter or proposal should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such matter and upon such proposal in accordance with their best judgment.
By Order of the Board of Directors
R. Andrew Massey
Vice President, Chief Legal Officer and
Corporate Secretary
Valmont Industries, Inc.

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, April 27, 2021
1:00 p.m.

Valmont Industries, Inc.
One Valmont Plaza
Omaha, NE 68154

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report and 10-K is / are available at www.proxyvote.com.

ANNUAL MEETING OF STOCKHOLDERS
Tuesday, April 27, 2021
1:00 p.m.

This proxy is solicited by the Board of Directors for use at the annual meeting on April 27, 2021.

By signing the proxy, you revoke all prior proxies and appoint Mogens C. Bay and Walter Scott, Jr., and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and in their discretion on any other matters which may come before the Annual Meeting and all adjournments.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change / comments:

(If you noted any Address Changes and / or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

Valmont Industries, Inc.
One Valmont Plaza
Omaha, NE 68154

VOTE BY INTERNET – www.proxyvote.com
Use the internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 04/26/2021 for shares held directly and by 11:59 P.M. ET on 04/22/2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. ET on 04/26/2021 for shares held directly and by 11:59 P.M. ET on 04/22/2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:	**For All**	**Withhold All**	**For All Except**	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below:
1. Election of Directors **Nominees**	☐	☐	☐	

01 Daniel P. Neary 02 Theo W. Freye 03 Stephen Kaniewski 04 Joan Robinson-Berry

The Board of Directors recommends you vote FOR the following proposal:

	For	**Against**	**Abstain**
2. Advisory approval of the company's executive compensation.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

NOTE: In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

For address change / comments, mark here. ☐
(See reverse for instructions.)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature (PLEASE SIGN WITHIN BOX) Date

Signature (Joint Owners) Date